Exhibit 99.1

3959 N. Lincoln Ave.
Chicago, IL 60613	NEWS RELEASE
(773) 832-3088
www.corusbank.com

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
October 17, 2006	Tim Taylor
Chief Financial Officer
(773) 832-3470
E-mail: ttaylor@corusbank.com

CORUS BANKSHARES REPORTS
RECORD THIRD QUARTER AND YEAR-TO-DATE EARNINGS

Chicago, Illinois – Corus Bankshares Inc. (NASDAQ: CORS).  Corus reports 2006 third quarter earnings of $51.1 million, or $0.88 per diluted share, up 28% from $39.8 million, or $0.69 per diluted share, in the third quarter of 2005.  Year-to-date, earnings are $142.3 million, or $2.45 per diluted share, up 44% from $99.1 million, or $1.72 per diluted share in the prior year.

“I am pleased to report that Corus’ third quarter earnings were the highest quarterly earnings in the company’s history. These earnings were primarily fueled by growth in commercial real estate loans, with a 16% increase in average loans outstanding compared to the same quarter of the prior year. Our continued focus on cost control yielded an efficiency ratio of just over 18%, which is among the lowest in the industry. Corus’ strong earnings pushed shareholder’s equity above $800 million for the first time – and this growth came after Corus declared dividends of $36 million to our shareholders during the first nine months of this year. It is remarkable that even with such large equity growth, Corus was able to generate a return on equity in excess of 25% in both the most recent quarter and the nine months ended September 30, 2006. Perhaps most importantly, I am also very pleased to report that, once again, we had zero commercial real estate loan charge-offs,” said Robert J. Glickman, President and Chief Executive Officer.

“It should be no surprise that Corus, with a loan portfolio invested almost exclusively in loans to condominium developers, is feeling the effects of the nationwide slowdown in the housing market.  Among other evidence of this slowdown, our pipeline of Pending Loans has decreased by 26% as compared to December 31, 2005.  When analyzing our new business originations, it is important to differentiate between conversion loans and new construction loans.  Our originations of construction loans in the third quarter of 2006 totaled $855 million, which was up 24% from the amount of construction loans originated in the same quarter of 2005.  Unfortunately, there were virtually no new conversion loans originated in the third quarter of 2006, whereas there were $740 million of conversion loans originated in the third quarter of 2005.  The first quarter of 2006 was the last time we originated a meaningful amount of conversion loans, and we don’t anticipate that changing in the near future.

Aside from the effects on our new loan origination volumes, the slowdown in the housing market is also impacting Corus in terms of credit quality of loans already on our books.  We have seen various projects that are experiencing slower sales of condominium units and/or lower prices than the developer or we would like. While construction projects are clearly not immune to the forces of the slowdown, conversion projects presently seem to be displaying more obvious signs of weakness.  So far, we can report that we have only one condominium conversion loan which is nonaccrual and one additional loan listed as a Potential Problem Loan.  However, we have had numerous other loans that have experienced meaningful problems, but in these cases, the borrowers or their financial backers have stepped up to the plate and invested additional dollars, signed financial guarantees or taken other actions that have strengthened the loan from our perspective.

We have yet to experience any situation where we have had to foreclose on a property nor have we incurred any losses, but it would not surprise us if we did. We believe that our loans were underwritten conservatively, leaving room for our loan amounts to increase or the collateral values to decrease and still have the bank get repaid in full.  However, we will not hesitate to foreclose if the borrower does not support a loan that is in distress.  In general, we would not agree to a work-out if a borrower approaches us with the attitude that we should leave him in control of the project and give him all of the upside if the market turns around, but leaves the bank to take all of the downside risk.

With all of this discussion of slowing loan volume and potential credit problems, I would like to reiterate that we nonetheless continue to see good opportunities for new loans in the condominium construction market, where Corus’ originations are on pace with last year.  We continue to believe that many profitable opportunities, for both the bank and its customers, exist in many cities across the country to build and develop high quality condominiums.  While others may be looking for an exit strategy, we see opportunity.”

Corus Bankshares, Inc. (“Corus” or the “Company”) is a bank holding company headquartered in Chicago, Illinois. Corus conducts its banking operations through its wholly-owned banking subsidiary Corus Bank, N.A. (the “Bank”).  The Bank is an active commercial real estate lender nationwide, specializing in condominium, hotel, office and apartment loans. As of the most recent period-end, Corus’ outstanding commercial real estate loans and construction commitments totaled $8.6 billion. Corus Bank and its holding company, Corus Bankshares, will together hold loans of up to $200 million and will seek to syndicate larger transactions.  Corus’ common stock trades on the NASDAQ Global Select Market tier of The NASDAQ Stock Market under the symbol: CORS.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” or “attempts” or the negative of such terms or other variations on such terms or comparable terminology.  By their nature, these statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Important factors that might cause Corus’ actual results to differ materially include, but are not limited to, the following:

•

The general state of the economy, particularly the residential real estate sector. Weakness in the residential real estate sector, which may be caused by, among many other things, supply/demand imbalances and higher interest rates, could adversely affect Corus’ loan originations, balances outstanding and/or credit quality;

•	The impact of competitors’ pricing initiatives on loan and deposit products;
•	The timing of drawdowns on unfunded loan commitments and paydowns of existing loans;
•	Corus’ ability to attract and retain sufficient cost-effective funding to support marginal loan growth;
•	Corus’ ability to access the capital markets, particularly for the issuance of Trust Preferred securities;
•	Corus’ ability to maintain and access any line(s) of credit;
•	In the event of a serious recession, the level of actual loan defaults and charge-offs and how those results compare to Corus’ Commercial Real Estate Stress Analysis;
•	Changes in management’s estimate of the adequacy of the allowance for credit losses;
•	Restrictions that may be imposed by any of the various regulatory agencies that have authority over the Company or any of its subsidiaries;
•	The occurrence of one or more catastrophic events, such as an earthquake, hurricane, or acts of terrorism that affect properties securing the loans; and
•	Changes in the accounting policies, laws, regulations, and policies governing financial services companies.

Corus undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release.  Additional information that could affect the Company’s financial results is included in the Company’s 2005 Annual Report, Forms 10-K, 10-Q and 8-K on file with the Securities and Exchange Commission.

# # #

Summary Financial Data (Unaudited)

(In thousands, except per-share data)	2006	2005	2004

For the Three Months Ended September 30:
Net income	$51,117	$39,831	$28,157
Diluted earnings per share	0.88	0.69	0.49
Average earning assets	9,646,429	6,985,146	3,939,102
Net interest income (fully taxable equivalent)	91,732	66,983	36,561
Noninterest income (without securities gains/losses)	3,259	3,459	3,350
Net operating revenue(1)	94,991	70,442	39,911
Cash dividends declared per common share	0.250	0.175	0.157
Net interest margin (fully taxable equivalent)	3.80%	3.84%	3.71%
Return on average equity	26.3%	24.8%	19.9%
Return on average assets	2.1%	2.2%	2.8%
Efficiency ratio(2)	16.8%	21.7%	32.2%
For the Nine Months Ended September 30:
Net income	$142,267	$99,136	$70,668
Diluted earnings per share	2.45	1.72	1.23
Average earning assets	9,224,978	6,044,386	3,748,880
Net interest income (fully taxable equivalent)	262,917	177,560	110,213
Noninterest income (without securities gains/losses)	9,770	11,846	10,332
Net operating revenue(1)	272,687	189,406	120,545
Cash dividends declared per common share	0.650	0.525	0.469
Net interest margin (fully taxable equivalent)	3.80%	3.92%	3.92%
Return on average equity	25.7%	21.4%	16.9%
Return on average assets	2.0%	2.1%	2.4%
Efficiency ratio(2)	18.2%	23.6%	34.3%
Capital Ratios at September 30:
Leverage (Tier 1 capital to quarterly average assets)	10.34%	11.59%	17.54%
Tier 1 risk-based capital (Tier 1 capital to risk-adjusted assets)	12.84%	11.42%	16.18%
Total risk-based capital (Tier 1+Tier 2 capital to risk-adjusted assets)	15.51%	14.05%	19.66%
Common equity to total assets	8.21%	8.45%	13.74%
Common Stock Data at September 30:
Market price per common share	$22.36	$27.42	$21.57
Common shareholders’ equity per share	14.45	11.71	10.34
Shares outstanding at end of period	55,984	55,778	55,732

(1) Fully taxable equivalent net interest income plus noninterest income, excluding securities gains/(losses).
(2) Noninterest expense less goodwill amortization, divided by net operating revenue.
Note: All amounts have been restated to reflect a 2-for-1 stock split on 5/18/06

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	September 30 2006	December 31 2005	September 30 2005

Assets
Cash and due from banks – noninterest-bearing	$130,948	$133,351	$86,614
Federal funds sold	276,000	325,000	220,500

Cash and Cash Equivalents	406,948	458,351	307,114
Securities:
Available-for-sale, at fair value
Common stocks	204,611	184,541	172,192
U.S. Government and agencies	4,829,443	3,228,016	2,991,545
Other securities	31,724	30,081	28,376

Total Securities	5,065,778	3,442,638	3,192,113
Loans, net of unearned income	4,339,500	4,524,511	4,200,766
Less: Allowance for loan losses	42,157	39,740	36,839

Loans, net	4,297,343	4,484,771	4,163,927
Premises and equipment, net	27,429	26,439	26,028
Accrued interest receivable and other assets	45,983	42,018	39,279
Goodwill, net of accumulated amortization	4,523	4,523	4,523

Total Assets	$9,848,004	$8,458,740	$7,732,984

Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$330,206	$337,399	$296,694
Interest-bearing	8,219,370	6,928,430	6,347,281

Total Deposits	8,549,576	7,265,829	6,643,975
Long-term debt – subordinated debentures	384,028	358,254	332,480
Federal funds purchased	—	41,200	—
Other borrowings	5,661	21,593	19,151
Accrued interest payable and other liabilities	99,886	82,089	84,301

Total Liabilities	9,039,151	7,768,965	7,079,907
Shareholders’ Equity:
Common stock, surplus, and retained earnings	755,212	645,778	616,081
Net unrealized gains on available-for-sale securities	53,641	43,997	36,996

Total Shareholders’ Equity	808,853	689,775	653,077

Total Liabilities and Shareholders’ Equity	$9,848,004	$8,458,740	$7,732,984

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30

(In thousands, except per-share data)	2006	2005	2006	2005

Interest, Loan Fees, and Dividend Income:
Interest and fees on loans	$130,971	$93,911	$380,945	$237,717
Federal funds sold	5,000	2,403	13,924	18,534
Securities:
Interest	60,638	23,838	146,604	41,750
Dividends	1,745	1,603	5,465	4,892

Total Interest, Loan Fees and Dividend Income	198,354	121,755	546,938	302,893

Interest Expense:
Deposits	99,552	50,338	264,526	114,364
Long-term debt – subordinated debentures	7,594	4,828	20,962	12,430
Other borrowings	158	240	659	464

Total Interest Expense	107,304	55,406	286,147	127,258

Net Interest Income	91,050	66,349	260,791	175,635
Provision for credit losses	—	3,000	3,000	3,000

Net Interest Income after Provision for Credit Losses	91,050	63,349	257,791	172,635

Noninterest Income:
Service charges on deposit accounts	2,791	2,895	8,185	8,732
Securities gains/(losses), net	8	9,852	(535)	12,675
Other income	468	564	1,585	3,114

Total noninterest income	3,267	13,311	9,235	24,521

Noninterest Expense:
Employee compensation and benefits	11,093	10,886	34,920	31,583
Net occupancy	1,010	993	2,987	2,962
Data processing	513	464	1,485	1,268
Depreciation – furniture & equipment	465	321	1,269	964
Other expenses	2,915	2,606	8,990	7,907

Total noninterest expense	15,996	15,270	49,651	44,684

Income before income taxes	78,321	61,390	217,375	152,472
Income tax expense	27,204	21,559	75,108	53,336

Net Income	$51,117	$39,831	$142,267	$99,136

Net Income Per Common Share: (1)
Basic	$0.91	$0.72	$2.54	$1.78
Diluted	$0.88	$0.69	$2.45	$1.72
Weighted Average Common and Common Equivalent Shares Outstanding	57,914	57,968	57,981	57,792

(1) All amounts have been restated to reflect a 2-for-1 stock split on 5/18/06

Average Balance Sheets and Net Interest Margin (Unaudited)

	Three Months Ended September 30

	2006			2005

(Dollars in thousands)	Average Balance	Interest and Fees	Yield/ Cost	Average Balance	Interest and Fees	Yield/ Cost

Assets
Earning Assets:
Liquidity management assets (1)	$5,052,488	$65,646	5.20%	$2,982,572	$26,252	3.52%
Common stocks (2)	192,722	2,403	4.99%	204,471	2,207	4.32%
Loans, net of unearned income (3)	4,401,219	130,987	11.90%	3,798,103	93,930	9.89%

Total earning assets	9,646,429	199,036	8.25%	6,985,146	122,389	7.01%
Noninterest-earning assets:
Cash and due from banks – noninterest-bearing	80,795			103,001
Allowance for loan losses	(42,232)			(33,604)
Premises and equipment, net	27,476			25,961
Other assets, including goodwill	47,184			33,277

Total Assets	$9,759,652			$7,113,781

Liabilities and Shareholders’ Equity
Deposits – interest-bearing:
Retail certificates of deposit	$5,607,959	$70,579	5.03%	$3,331,817	$31,295	3.76%
Money market deposits	1,839,019	22,387	4.87%	1,537,809	13,286	3.46%
NOW deposits	300,057	2,001	2.67%	313,345	1,320	1.69%
Brokered certificates of deposit	293,014	4,413	6.02%	411,449	4,241	4.12%
Savings deposits	138,495	172	0.50%	157,532	197	0.50%

Total interest-bearing deposits	8,178,544	99,552	4.87%	5,751,952	50,339	3.50%
Long-term debt – subordinated debentures	384,028	7,594	7.91%	311,188	4,828	6.21%
Other borrowings (4)	5,705	158	NM	15,737	239	NM

Total interest-bearing liabilities	8,568,277	107,304	5.01%	6,078,877	55,406	3.65%
Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing deposits	309,508			308,582
Other liabilities	104,110			84,044
Shareholders’ Equity	777,757			642,278

Total Liabilities and Shareholders’ Equity	$9,759,652			$7,113,781

Interest income and loan fees/average earning assets	$9,646,429	$199,036	8.25%	$6,985,146	$122,389	7.01%
Interest expense/average interest-bearing liabilities	$8,568,277	107,304	5.01%	$6,078,877	55,406	3.65%

Net interest spread		$91,732	3.24%		$66,983	3.36%

Net interest margin			3.80%			3.84%

NM – Not Meaningful
Tax equivalent adjustments are based on a Federal income tax rate of 35%.
(1)	Liquidity management assets include federal funds sold and securities other than common stocks.
Interest income on securities includes a tax equivalent adjustment of $8,000 and $11,000 for 2006 and 2005, respectively.
(2)	Dividends on the common stock portfolio include a tax equivalent adjustment of $658,000 and $604,000 for 2006 and 2005, respectively.
(3)	Interest income on tax-advantaged loans includes a tax equivalent adjustment of $17,000 and $19,000 for 2006 and 2005, respectively.
Includes net interest income derived from interest rate swap contracts.
(4)	Other borrowings include federal funds purchased.

Average Balance Sheets and Net Interest Margin (Unaudited)

	Nine Months Ended September 30

	2006			2005

(Dollars in thousands)	Average Balance	Interest and Fees	Yield/ Cost	Average Balance	Interest and Fees	Yield/ Cost

Assets
Earning Assets:
Liquidity management assets (1)	$4,484,535	$160,553	4.77%	$2,547,605	$60,310	3.16%
Common stocks (2)	190,635	7,525	5.26%	207,836	6,735	4.32%
Loans, net of unearned income (3)	4,549,808	380,986	11.16%	3,288,945	237,773	9.64%

Total earning assets	9,224,978	549,064	7.94%	6,044,386	304,818	6.72%
Noninterest-earning assets:
Cash and due from banks – noninterest-bearing	96,069			104,215
Allowance for loan losses	(41,633)			(33,282)
Premises and equipment, net	26,988			25,808
Other assets, including goodwill	42,426			29,033

Total Assets	$9,348,828			$6,170,160

Liabilities and Shareholders’ Equity
Deposits – interest-bearing:
Retail certificates of deposit	$5,204,268	$182,098	4.67%	$2,432,580	$62,485	3.42%
Money market deposits	1,816,013	62,562	4.59%	1,549,803	35,307	3.04%
Brokered certificates of deposit	330,684	13,568	5.47%	445,345	12,372	3.70%
NOW deposits	308,860	5,764	2.49%	305,550	3,609	1.57%
Savings deposits	144,541	534	0.49%	159,656	591	0.49%

Total interest-bearing deposits	7,804,366	264,526	4.52%	4,892,934	114,364	3.12%
Long-term debt – subordinated debentures	375,814	20,962	7.44%	284,992	12,430	5.82%
Other borrowings (4)	10,632	659	NM	9,741	464	NM

Total interest-bearing liabilities	8,190,812	286,147	4.66%	5,187,667	127,258	3.27%
Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing deposits	311,904			285,972
Other liabilities	107,125			77,896
Shareholders’ Equity	738,987			618,625

Total Liabilities and Shareholders’ Equity	$9,348,828			$6,170,160

Interest income and loan fees/average earning assets	$9,224,978	$549,064	7.94%	$6,044,386	$304,818	6.72%
Interest expense/average interest-bearing liabilities	$8,190,812	286,147	4.66%	$5,187,667	127,258	3.27%

Net interest spread		$262,917	3.28%		$177,560	3.45%

Net interest margin			3.80%			3.92%

NM – Not Meaningful
Tax equivalent adjustments are based on a Federal income tax rate of 35%.
(1)	Liquidity management assets include federal funds sold and securities other than common stocks.
Interest income on securities includes a tax equivalent adjustment of $25,000 and $26,000 for 2006 and 2005, respectively.
(2)	Dividends on the common stock portfolio include a tax equivalent adjustment of $2.1 million and $1.8 million for 2006 and 2005, respectively.
(3)	Interest income on tax-advantaged loans includes a tax equivalent adjustment of $42,000 and $55,000 for 2006 and 2005, respectively.
Includes net interest income derived from interest rate swap contracts.
(4)	Other borrowings include federal funds purchased.

Net Interest Income and Net Interest Margin

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Corus.  The related net interest margin (the “NIM”) represents net interest income as a percentage of the average earning assets during the period.

For the three and nine months ended September 30, 2006, Corus’ net interest income increased to $91.1 million and $260.8 million, respectively, compared to $66.3 million and $175.6 million for the same periods in 2005.

The growth in net interest income was primarily driven by substantial growth in average loans outstanding. Average loans outstanding for the nine months ended September 30, 2006 were $4.5 billion representing an increase of 38%, compared to 2005. The growth in net interest income was also impacted by increases in loan fee income.  Loan fee income for the three and nine months ended September 30, 2006, was $27.2 million and $75.5 million, respectively, compared to $20.5 million and $57.9 million for the same respective periods in 2005.

While average loans outstanding for the quarter and year-to-date increased compared to the prior year, contributing to significant increases in net interest income, the net interest margin declined slightly. The NIM for the three and nine months ended September 30, 2006, was 3.80%, representing a decrease of 4 and 12 basis points from the three and nine months ended September 30, 2005, respectively.

Corus’ NIM is affected by numerous factors. Two of the larger factors affecting the Bank’s NIM over the past few years have been increasing short-term interest rates and the interplay of the growth in deposits as compared to the growth in loans outstanding.

Virtually all of the Bank’s assets are either floating rate, generally based on short-term interest rates and resetting quarterly, or short-term, generally maturing within the next few years. The Bank’s liabilities are very similar in nature, with the exception of demand deposits, which are effectively fixed at a zero percent interest rate, and the “administered-rate” deposits (e.g., NOW and Savings accounts). The remaining component is shareholders’ equity. From an accounting perspective, equity ‘acts’ as zero percent fixed-rate funding. The combination of shareholders’ equity, along with the demand and administered-rate deposits, is substantially greater than the Bank’s few long-term fixed-rate or noninterest-earning assets. As a result, during times of changing interest rates (in Corus’ case, short-term interest rates), this would give rise to more assets repricing than liabilities repricing. This is commonly referred to as being “asset sensitive” and typically results in increasing NIM during periods of increasing interest rates.

While the increases in short term interest rates over the past several years, combined with Corus’ asset sensitivity, has put upward pressure on the NIM, the Bank’s deposit growth has exceeded loan growth. As a result, a growing percentage of the Bank’s average earning assets are held in investment securities. These securities, which are high quality and very short-term in nature (“Liquidity Management Assets” on the accompanying NIM tables), currently earn a yield comparable to the yields paid on deposits. Therefore, while net interest income is minimally effected by these deposits invested in Liquidity Management Assets, the NIM is decreased.

Importantly, the growth in deposits has been a critical factor in allowing the Company to support its recent growth. Moreover, maintaining large amounts of liquid investments is a conscious action undertaken to enhance the safety of our operations.

Noninterest Income

For the three and nine months ended September 30, 2006, noninterest income decreased by $10.0 million and $15.3 million, respectively, compared to the same periods in the prior year.  The decreases are primarily a result of lower securities gains, as described below.  For the nine-month period ended September 30, 2006, the decrease is further driven by a $1.4 million gain, recorded in 2005, from the sale of certain property owned by Corus.  Corus had previously been leasing the property to a third party.

Securities Gains/(Losses), net
 The following details the net securities gains/(losses) by source for the three- and nine-month periods ended September 30, 2006 and September 30, 2005:

	Three Months Ended September 30		Nine Months Ended September 30

(in thousands)	2006	2005	2006	2005

Gains on common stocks (cash transactions)	$—	$10,685	$—	$12,599
Gains on common stocks (stock-for-stock)	—	—	—	810
Charge for “other than temporary” impairment	—	(880)	(543)	(880)
Other	8	47	8	146

Total securities gains/(losses), net	$8	$9,852	$(535)	$12,675

Gains on common stocks
Gains on common stocks relate to Corus’ common stock portfolio of various financial industry companies.  Gains or losses are recognized when either the investment is sold or when the company is acquired, for cash or stock, by another company.  With regard to stock-for-stock transactions, there is no cash flow impact and, as a result, no tax is payable on the gain until the underlying securities are sold.

In May 2006, Regions Financial Corp. announced plans to acquire Amsouth Bancorporation.  The transaction is expected to close in the fourth quarter of 2006 and Corus anticipates recognizing a gain at that time of approximately $7.3 million, based on the closing market price as of September 29, 2006.

Charge for “other than temporary” impairment
During the nine months ended September 30, 2006, Corus recorded a charge of $0.5 million related to “other than temporary” declines in value of a certain common stock held by Corus.  This charge was not a result of the Company selling the associated stock, but rather an accounting entry with no cash flow or tax implications.

Noninterest Expense

For the three and nine months ended September 30, 2006, noninterest expense increased by $0.7 million and $5.0 million, respectively, compared to the same periods in the prior year.  The year-to-date increase was primarily driven by employee compensation and benefits, which have increased due to increases in commercial loan officer commission accruals, higher staffing levels and an increase in pension expense.

In addition, with the continued growth in assets and deposits in 2006, several associated expenses increased as well.  These include higher costs for deposit insurance, postage, and the asset-based regulatory exam fee.  The increase in noninterest expense is also attributable to increases in various legal and professional fees.

Common Stock Portfolio

At September 30, 2006, Corus held investments in the common stocks of 18 financial industry companies valued at $204.6 million, including net unrealized gains of $83.8 million.  These investments are included in the available-for-sale classification.  The following is a list of Corus’ holdings as of September 30, 2006:

Corporation (dollars in thousands)	Shares Held	Market Value	Percentage of Portfolio

Amcore Financial Inc.	69,100	$2,093	1.0%
Amsouth Bancorporation	466,015	13,533	6.6
Associated Banc Corp.	121,179	3,938	1.9
Bank of America Corp	670,594	35,924	17.6
Bank of NY Co.	100,000	3,526	1.7
Citigroup Inc.	225,000	11,176	5.5
Comerica Inc.	264,300	15,044	7.4
Compass Bancshares Inc.	108,750	6,197	3.0
Fremont General Corp.	1,574,600	22,029	10.8
JP Morgan Chase & Co.	500,864	23,521	11.5
MAF Bancorp Inc.	204,850	8,458	4.1
Merrill Lynch & Co. Inc.	132,000	10,325	5.0
Morgan Stanley Dean Witter & Co.	82,000	5,979	2.9
National City Corp.	74,520	2,727	1.3
Regions Financial Corp.	143,554	5,281	2.6
SunTrust Banks Inc.	48,000	3,709	1.8
US Bancorp	268,870	8,932	4.4
Wachovia Corp.	398,191	22,219	10.9

Total		$204,611	100.0%

During the three- and nine-month periods ended September 30, 2006 Corus earned $1.7 million and $5.5 million, respectively, of dividend income on the stock portfolio compared to $1.6 million and $4.9 million, respectively, during the same periods of 2005.

Securities Other Than Common Stocks

Corus’ current asset/liability management philosophy is that all current security purchases are classified as available-for-sale or trading.

At September 30, 2006, available-for-sale securities other than common stocks increased to $4.9 billion due mainly to Corus’ increased investment in short-term U.S. agency securities.  As of September 30, 2006, nearly the entire available-for-sale portfolio was scheduled to mature within six (6) months.

Loan Portfolio

The following table details the composition of Corus’ outstanding loans:

	Outstanding Loan Balances

	September 30, 2006		December 31, 2005		September 30, 2005

(in millions)	Amount	Percent	Amount	Percent	Amount	Percent

Commercial real estate:
Condominium:
Construction	$2,486	57%	$1,920	42%	$1,599	38%
Conversion	1,473	34	1,886	42	1,705	41
Other commercial real estate	314	7	598	13	755	18

Total commercial real estate	4,273	98	4,404	97	4,059	97
Commercial	40	1	84	2	102	2
Residential real estate and other	27	1	37	1	40	1

Loans, net of unearned income	$4,340	100%	$4,525	100%	$4,201	100%

Mezzanine loans included in total commercial real estate	$158		$132		$126

Commercial Real Estate Lending
Personnel

Assessing risk is as much an art as it is a science. In that regard, an experienced and highly capable loan officer group is critical to the Company’s success. Corus currently has 19 commercial loan officers, with 7 of those officers each having more than 15 years of experience in commercial real estate lending and another 4 having 10 years or more experience. Moreover, with the exception of one very experienced senior officer (who joined the company over 4 years ago), virtually all of the officers’ commercial real estate experience, and hence training, has been at Corus. Furthermore, officer turnover has been very low, with only one departure in the last 5 years. Finally, a commission program has been devised that compensates officers for success, but holds back much of their pay for many years, during which time it is at risk of loss in the event any of their loans fail to perform.

Robert J. Glickman (Chief Executive Officer), Michael G. Stein (Executive Vice President – Commercial Lending), and Timothy J. Stodder (Senior Vice President – Commercial Lending) are deeply involved in every major aspect of the lending process. This includes structuring and pricing the loans, visiting the sites and inspecting comparable properties, meeting directly with the borrowers, underwriting and approving the loans, consulting on documentation issues, and making various decisions in the course of servicing the loans. Corus is able to maintain this level of executive attention by focusing on larger transactions.

Portfolio Overview
During the past few years, Corus’ lending has focused almost exclusively on condominium projects.  These projects include both construction of new buildings and conversion of existing apartments.  While Corus generally provides only senior debt, in some cases Corus will provide mezzanine financing as well.  Nearly all of Corus’ loans are variable rate.  As of September 30, 2006, 96% of Corus’ commercial real estate loans were variable rate, the vast majority tied to 3-month LIBOR and resetting quarterly.

Condominium construction loans typically have stated maturities ranging from 2 to 4 years.  The loans are funded throughout the term as construction progresses.  These loans consist of both new construction projects and certain condominium conversion projects where extensive renovation is planned.  Condominium conversion loans generally have shorter stated maturities, typically in the range of 1 to 3 years.  These loans are for projects with less extensive renovation efforts and the loans are typically fully funded at the outset and paid down as the condominiums are sold.  Finally, the Company’s mezzanine loans are all subordinate to a Corus first mortgage loan (as opposed to a third party’s).  Interest rates charged for mezzanine loans are considerably higher than those charged for typical first mortgage loans, but the loans also carry additional risk.

In addition to the funded amounts listed above, Corus’ commercial real estate loan portfolio also includes significant commitments to fund additional amounts.  Including commitments, the commercial real estate loan portfolio totals $8.6 billion as of September 30, 2006, as detailed below:

	Total Commercial Real Estate Loan Commitments (outstanding balances + unfunded commitments) (1)

	September 30, 2006		December 31, 2005		September 30, 2005

(in millions)	Amount	Percent	Amount	Percent	Amount	Percent

Condominium:
Construction	$6,473	75%	$5,327	64%	$5,029	60%
Conversion	1,589	18	2,156	26	2,203	27
Other commercial real estate	574	7	857	10	1,046	13

Total commercial real estate	$8,636	100%	$8,340	100%	$8,278	100%

(1)

Includes pending loans for which commitment letters have been issued to the borrower.  These commitment letters are also disclosed in the Commercial Real Estate Loans Pending table of this report, included in the amounts labeled as Commitments Accepted and Commitments Offered.

Originations
An origination occurs when a loan closes, with the origination amount equaling Corus’ full commitment under that loan (regardless of how much is funded).  Construction loan funds are rarely drawn by the borrower at the closing but rather over an extended period of time as the project is built.  In contrast, conversion loans are largely funded at the time of closing.

As shown in the chart below, the pace of loan originations has slowed recently.  For the three months ended September 30, 2006, originations were almost exclusively from construction loans as illustrated below:

	Originations

(in millions)	3Q 2006	2Q 2006	1Q 2006	4Q 2005	3Q 2005	2Q 2005	1Q 2005

Condominium:
Construction	$855	$737	$713	$327	$692	$976	$635
Conversion	7	10	490	655	740	747	435
Other commercial real estate	—	—	110	13	132	23	65

Total commercial real estate	$862	$747	$1,313	$995	$1,564	$1,746	$1,135

Approved commitment increases to existing loans are included as originations for purposes of the above table.  Attempting to use loan originations to forecast loan growth is not advisable due to the complicated interplay between funding of new originations and the paydowns and payoffs on loans originated in previous periods.

Paydowns/Payoffs
Total loan paydowns and payoffs (collectively referred to as “paydowns”) were $0.8 billion and $2.5 billion for the three and nine months ended September 30, 2006, respectively, compared to $0.6 billion and $1.7 billion for the same periods in 2005.  The timing of loan paydowns is inherently difficult to predict.

By Size

	As of September 30, 2006

	# of Loans	Total Commitment(1)

(dollars in millions)		Amount	%

$140 million and above	7	$1,046	12%
$100 million to $140 million	19	2,321	27
$60 million to $100 million	30	2,242	26
$20 million to $60 million	68	2,471	29
$1 million to $20 million	52	542	6
Loans less than $1 million	NM	14	—

Total	176	$8,636	100%

NM – Not Meaningful
(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

By Property Type

	As of September 30, 2006

	# of Loans	Total Commitment(1)

(dollars in millions)		Amount	%

Condominium:
Construction	98	$6,473	75%
Conversion	59	1,589	19

Condominium Total	157	8,062	94
Office	5	204	2
Hotel	3	155	2
Other	11	201	2
Loans less than $1 million	NM	14	—

Total	176	$8,636	100%

NM – Not Meaningful
(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

By Major Metropolitan Area

	As of September 30, 2006

	# of Loans	Total Commitment(1)

(dollars in millions)		Amount	%

Florida:
Miami/Southeast Florida	25	$1,828	21%
Orlando	11	329	4
Tampa	4	193	2
Other Florida	8	482	6

Florida Total	48	2,832	33
California:
Los Angeles	17	795	9
San Diego	13	600	7
San Francisco	5	122	1
Sacramento	2	67	1

California Total	37	1,584	18
Las Vegas	10	927	11
Washington, D.C.(2)	19	815	10
New York City	17	808	9
Atlanta	11	412	5
Chicago	10	324	4
Phoenix/Scottsdale	9	285	3
Other (3)	15	635	7
Loans less than $1 million	NM	14	—

Total	176	$8,636	100%

NM – Not Meaningful
(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.
(2) Includes northern Virginia and Maryland loans.
(3) No other metropolitan area exceeds three percent of the total.

Pending Loans
Finally, the following table presents a comparison of Corus’ loans pending listed in descending order with respect to stage of completion.  In other words, a prospective loan categorized as Commitment Accepted is essentially one step away from closing while a prospective loan classified as Term Sheet Issued is in its earliest stages.  It has been the Company’s experience that once a loan reaches the Application Received stage it is highly likely to ultimately close.

	Commercial Real Estate Loans Pending

	September 30, 2006		December 31, 2005		September 30, 2005

(dollars in millions)	# of Loans	Amount	# of Loans	Amount	# of Loans	Amount

Commitment Accepted (1)	2	$283	6	$395	5	$388
Commitment Offered (1)	1	110	1	23	5	198
Application Received	8	780	22	2,087	14	1,038
Application Sent Out	12	1,194	11	866	13	766
Term Sheet Issued	24	2,393	40	3,097	36	3,542

Total	47	$4,760	80	$6,468	73	$5,932

Condominium:
Construction	43	$4,486	61	$5,520	55	$4,853
Conversion	3	207	14	646	13	799
Other	1	67	5	302	5	280

Total commercial real estate	47	$4,760	80	$6,468	73	$5,932

(1) These amounts are also included in the Total Commercial Real Estate Loan Commitments table of this report.

Total loans pending have decreased from December 31, 2005, with the decline attributable to the slowdown in the housing markets nationwide.

Commercial Lending
Commercial loans are primarily loans to Corus’ customers in the check cashing industry.  Balances fluctuate based on seasonal cash requirements and are generally secured by the equity of the check cashing operation.

Residential Real Estate and Other Lending
Residential real estate and other lending balances continue to decline as the Bank allows these portfolios to “run-off.”  Minimal new originations are expected.

Allowance for Credit Losses

The Allowance for Credit Losses is comprised of the Allowance for Loan Losses and a separate Liability for Credit Commitment Losses.  The Allowance for Loan Losses is a reserve against funded loan amounts, while the Liability for Credit Commitment Losses relates to those amounts that Corus is committed to lend but for which funds have not yet been disbursed.

In accordance with the results of Corus’ Allowance for Credit Losses analysis, the Company recorded a $3.0 million provision for credit losses in the first quarter of 2006 and no provision in the second or third quarter of 2006.  The Allowance for Credit Losses analysis incorporates numerous quantitative measures including historical losses, loan growth, and credit quality, as well as various qualitative factors.

A reconciliation of the activity in the Allowance for Credit Losses is as follows:

	Three Months Ended September 30		Nine Months Ended September 30

(in thousands)	2006	2005	2006	2005

Balance at beginning of period	$47,686	$38,418	$44,740	$37,882
Provision for credit losses	—	3,000	3,000	3,000
Charge-offs	(359)	(92)	(1,023)	(308)
Recoveries	330	513	940	1,265

Balance at September 30	$47,657	$41,839	$47,657	$41,839

The Allowance for Credit Losses is presented on Corus’ balance sheet as follows:

	As of September 30

(in thousands)	2006	2005

Allowance for Loan Losses	$42,157	$36,839
Liability for Credit Commitment Losses (1)	5,500	5,000

Total	$47,657	$41,839

(1) Included as a component of accrued interest payable and other liabilities

The ratio of the Allowance for Loan Losses to funded loans was 0.97% at September 30, 2006 and 0.88% at September 30, 2005.

Commercial Real Estate Loan Charge-offs ––– 10-Year History

Period (in thousands)	Charge-offs

2006 (YTD September 30, 2006)	0
2005	0
2004	0
2003	0
2002	0
2001	0
2000	0
1999	61
1998	18
1997	350

Total Charge-offs	$429

Corus has had particularly impressive results with commercial real estate lending.  In fact, there have been zero charge-offs in the past six years, and de minimus charge-offs over the past 10 years.  However, Corus anticipates that at some point there will be charge-offs relating to its commercial real estate loan portfolio.

Nonaccrual, Past Due, OREO and Restructured Loans

(in thousands)	September 30 2006	December 31 2005	September 30 2005

Nonaccrual	$36,230	$73	$79
Loans 90 days or more past due	386	544	20,702

Total Nonperforming Loans	$36,616	$617	$20,781
Other real estate owned (“OREO”)	—	—	—

Total Nonperforming Assets	$36,616	$617	$20,781

Troubled debt restructurings (1)	—	14,727	22,159
Total Nonperforming Loans/Total Loans	0.84%	0.01%	0.49%
Total Nonperforming Assets/Total Assets	0.37%	0.01%	0.27%

(1) To the extent not included in either nonaccrual or loans 90 days or more past due.

Nonaccrual loans at September 30, 2006 include two commercial real estate loans, one for $10 million and secured by an Illinois office building and the other for $26 million secured by a condominium conversion project in Phoenix, Arizona.  Corus does not anticipate a loss on either loan.  The Troubled debt restructurings listed as of December 31, 2005 and September 30, 2005 have since paid off and no loss was incurred.

Potential Problem Loans

Potential Problem Loans are performing loans which possess certain weaknesses that cause management to have serious concerns as to the ability of such borrowers to comply with the present loan repayment terms and which may result in the future disclosure of such loans as “nonperforming” (that is, in the “Nonaccrual, Past Due, OREO and Restructured Loans” section). Such loans are not presently disclosed as nonaccrual, past due or restructured.  As of September 30, 2006, Corus had a $61 million condominium conversion loan in southwestern Florida that it considered to be a Potential Problem Loan.

Deposits

The following table details the composition of deposit products by type:

(in millions)	September 30 2006		December 31 2005		September 30 2005

Retail certificates of deposit	$5,711	67%	$4,445	61%	$3,904	59%
Money market	1,802	21	1,640	23	1,571	24
Demand	330	4	337	5	297	4
Brokered certificates of deposit	289	3	380	5	401	6
NOW	284	3	312	4	314	5
Savings	134	2	152	2	157	2

Total	$8,550	100%	$7,266	100%	$6,644	100%

Deposits continued to grow in the third quarter of 2006 resulting in net growth of $1.3 billion for the nine months ended September 30, 2006. The growth is primarily supported by growth in retail certificates of deposit (“CDs”) and is the direct result of the Bank’s national marketing of selected deposit accounts to both individuals and businesses at market-leading rates. The response to this program, which was introduced in April 2004, continues to be strong both locally and across the country. These deposit products, particularly CDs with six- and twelve-month maturities, have proven to be an attractive investment option for many new and existing customers.

The retention of existing deposits continues to be a major focus of the Bank. While the results to-date have been encouraging, there are no guarantees that account retention will remain high over the long term.

At September 30, 2006, approximately 63% of the Bank’s $8.3 billion in retail deposits (excluding brokered deposits) were sourced from outside of Illinois. By marketing its deposit products nationally, the Bank is able to attract deposits without being limited to competing solely in the very competitive Chicago market.  Total retail deposits consisted of approximately 195,000 accounts.

Long-Term Debt – Subordinated Debentures

As of September 30, 2006, Corus has $384.0 million in floating rate junior subordinated notes (the “Debentures”).  The Debentures each mature 30 years from their respective issuance date, but are redeemable (at par) at Corus’ option at any time commencing on the fifth anniversary of their issuance (or upon the occurrence of certain other prescribed events).  Interest payments on the Debentures are payable quarterly.  So long as an event of default has not occurred (described further below), Corus may defer interest payments for up to 20 consecutive quarters. Events of default under the terms of the trust preferred agreements include failure to pay interest after 20 consecutive quarters of deferral (if such election is ever made), failure to pay all principal and interest at maturity, or filing bankruptcy.

If Corus were to elect to defer interest on any of the Debentures, Corus would generally be restricted from declaring or paying any dividends to common shareholders or repurchasing its common stock. Additionally, Corus would not be permitted to make any payments of principal or interest on, or to repay/redeem, any debt securities that are of equal rank with (i.e., pari passu), or are junior to, the Debentures. In other words, if Corus were to elect to defer interest payments on any one of the Debentures, Corus would be required to defer all payments with respect to all of its Debentures.

All of the outstanding Debentures are variable-rate, with interest rates ranging from LIBOR plus 1.33% to LIBOR plus 3.10% (resetting quarterly). As such, management cannot say with certainty what the interest payments on the Debentures will be in the future.  However, based on September 30, 2006, market interest rates, the interest payments would be approximately $30 million per annum.

Other Borrowings

Corus has a revolving line of credit for up to $100 million.  The line of credit matures on November 30, 2008, and is collateralized by 100% of the common stock of the subsidiary Bank.  The line of credit is intended for use by the holding company to fund commitments it has with respect to loan participations entered into with the Bank.  As of September 30, 2006, the line of credit had an outstanding balance of $5.2 million.

Commercial Real Estate Stress Analysis

Management has made a concerted effort to distill the numerous objective, as well as subjective, risks inherent in the commercial real estate (“CRE”) loans the Bank originates into a rigorous system to analyze and quantify potential risk. At its core, this system takes the form of management and loan officers estimating a loan’s Probability of Default (“POD”) and its Loss Given Default (“LGD”) if a serious recession were to occur.  The POD is our estimate of how likely it is, given a serious recession, a loan would go into default while the LGD is our estimate of, given such a default during a serious recession, what percentage of the loan would have to be charged off.

This point bears repeating – the POD and LGD estimates are not based on today’s market conditions; they are instead arrived at by “stressing” all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a serious recession.  Management believes that assessing the impact that a severe recession would have on the portfolio is the best method to truly stress the portfolio.

As a proxy for the potential values of the underlying real estate, management looks to, among other things, the severe declines in CRE property values experienced in California and New England during the late 1980’s and early 1990’s.  The analysis assumes that condominium net sell out prices will be 60% to 80% of project cost.  Keep in mind that while these are the typical discounts, each loan is analyzed individually and may have discounts larger or smaller than mentioned above.

Following is a table summarizing the results of this analysis.

(in millions)	September 30 2006	December 31 2005	September 30 2005

CRE Loans & Unfunded Commitments
CRE loans outstanding	$4,273	$4,404	$4,059
Unfunded commitments	4,363	3,936	4,219

CRE loans & unfunded commitments	$8,636	$8,340	$8,278

Potential Defaults & Losses
CRE loans & unfunded commitments	$8,636	$8,340	$8,278
Probability of Default (POD) (1)	17%	16%	15%

Potential CRE loans that could default	1,494	1,341	1,247
Loss Given Default (LGD) (1)	19%	18%	17%

Potential losses that could occur	$290	$239	$209

Nonperforming Loans
Potential CRE loans that could default	$1,494	$1,341	$1,247
Potential losses that could occur	(290)	(239)	(209)

Potential remaining CRE nonperforming loans	$1,204	$1,102	$1,038

(1)

The POD and LGD estimates are not based on today’s market conditions, instead they are arrived at by “stressing” all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a serious recession.

The above table indicates that in the event of a serious recession the Bank could have $1.5 billion of defaulted CRE loans and $290 million of these loans may have to be charged off.  While our analysis is based on a serious recession, it is certainly possible that the Company could experience meaningful nonperforming loans and charge-offs even in the absence of such a recession. Further, although Corus has attempted to be conservative in its assessment of potential defaults and losses, it is conceivable that actual defaults and/or losses may be greater, perhaps materially, than estimated.

Please note that while this internal loan rating system generates very precise numbers, and management has worked hard to arrive at inputs we believe reasonable, this precision is more a function of the mathematical nature of the model than a belief on our part that future results can be predicted with any such certainty.  This model, like all models, requires numerous assumptions and, in this case, assumptions about how vulnerable each and every individual loan will be to a serious recession at some unknown point in the future.  While the results reflect our best estimates, the actual level of nonperforming loans and charge-offs that may ultimately come to pass could be materially different from these projections.

The Commercial Real Estate Stress Analysis is not computed in accordance with generally accepted accounting principles (“GAAP”) and is considered a non-GAAP disclosure.  Management believes that this presentation, while not in accordance with GAAP, provides useful insight into how management analyzes and quantifies potential risk.

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